EXHIBIT D

AMENDED ARTICLES OF MERGER
Of
LEVEL X MEDIA CORPORATION
A Nevada corporation
Into
VIASTAR HOLDINGS, INC.
A Nevada corporation

Pursuant to N.R.S. 92A.190, the undersigned corporations, by and through the undersigned officers, hereby set forth the following Amended Articles of Merger entered into January 5, 2004 (the "Amended Articles of Merger"):

1. Filed simultaneously with these Amended Articles of Merger is the Amended Plan of Merger (set forth on Exhibit A attached hereto and incorporated herein by reference), which has been adopted by VIASTAR HOLDINGS, INC. (the "Surviving Corporation") and LEVEL X MEDIA CORPORATION, (the "Disappearing Corporation").

2. There shall be no amendments to the Surviving Corporation's - Articles of Incorporation, as amended, as a result of this merger or any amendments thereof.

3. The address of the known place of business of the Surviving Corporation shall continue to be 2451 West Birchwood Avenue, Suite 105, Mesa, Arizona 85202.

4. A majority of the issued and outstanding shares of common stock of the Disappearing Corporation held by its shareholders entitled to vote approved the Amended Plan of Merger by written consent pursuant to NRS 92A.120(8) and NRS 78.320. A majority vote of the shareholders of the Disappearing Company is sufficient to approve the Amended Plan of Merger.

5. Pursuant to NRS 92A.130, a vote of the shareholders of the Surviving Company is not required to approve the Amended Plan of Merger. The Board of Directors of the Surviving Company unanimously approved the Amended Plan of Merger by written consent

6. The effective date of the Original Plan of Merger was July 18, 2003 (the "Original Effective Date").

7. The effective date of the Amended Plan of Merger shall be January 5, 2004 (the "Amended Effective Date"). The terms set forth in the Original Plan of Merger were based upon conditions precedent to the closing between the Disappearing Corporation and the Surviving Corporation. These conditions were misrepresented by prior management, which caused material adverse changes, which occurred prior to and post closing. Due to these material adverse changes, management and the Board of Directors believe it is warranted to modify the terms of the Original Plan of Merger as set forth in the Amended Stock Purchase Agreement.

8. The original and Amended Stock Purchase Agreement t required that a total value of $10,650,000 be issued and exchanged for all of the issued and outstanding equity of the Disappearing Corporation. The original agreement valued the Common Stock of the Company at $1.00 per share. This value has been grossly overstated and indicative of a public market that was materially misrepresented. It was determined that the public marketplace was in fact "controlled" in order to induce the shareholders of the Disappearing Corporation of entering the original agreement. The market value has been determined to be fairly valued within the $0.20 to $0.25 range. The Surviving Corporation and its board of directors in order to correct this inequity in the Original Plan of Merger has resolved to issue 4 shares for each share of common stock of original holders of security in Level X Media Corporation, with an additional 10,650,000 shares to be issued pursuant an employment agreement and anti-dilutive provision with an executive and shareholder of Level X Media Corporation. In lieu of 10,650,000 shares of common stock pursuant to the Amended Plan of Merger the executive and shareholder of Level X Media Corporation will modify the anti-dilutive provision to an "earn-out" provision pursuant to his employment agreement. This earn-out provision will enable the executive to earn through bonuses and restricted stock grants the rights to maintain a 52.0% equity ownership in the Company. The executive has the right to forego this provision if it is deemed necessary. The Amended Plan of Merger allows for the issuance of the newly created designated preferred stock.

9. The terms modifying the Original Plan of Merger are as follows and set forth in the Amended Stock Purchase Agreement.

Surviving Corporation shall issue the following:

11,376,000 shares of $0.001 par value common stock, and
38,082,000 shares of $0.001 par value common stock convertible from a to be determined number of designated preferred stock with a par value not to exceed $0.01 per share.

Shares issued upon the terms of the Original Plan of Merger shall be returned to the transfer agent of the Company and reissued according to the modified terms of the Amended Stock Purchase Agreement.

IN WITNESS WHEREOF, The undersigned have hereunto set their hands as of this 5th day of January 2004.

"Surviving Corporation"

By:/S/ JOHN D. AQUILINO Name: JOHN D. AQUILINO Title: President

By: /S/ RICHARD L. BROOKS, ESQ. Name: RICHARD L. BROOKS, ESQ. Title: Secretary

"Disappearing Corporation"

LEVEL X MEDIA CORPORATION, A Nevada corporation

By:/S/ JOHN D. AQUILINO Name: JOHN D. AQUILINO Title: President

By: /S/ RICHARD L. BROOKS, ESQ. Name: RICHARD L. BROOKS, ESQ. Title: Secretary